Exhibit 99.1

Investor Questions and Answers: August 29, 2025

We encourage current shareholders, potential shareholders, and other interested parties to send questions to us in writing and we make written responses available on a periodic basis. The following answers respond to selected questions primarily received through July 31, 2025. We retain the discretion to combine answers for duplicate or similar questions into one comprehensive response.

If you would like to submit a question, please send an e-mail to investors@morningstar.com or write us at the following address:

Morningstar, Inc.

Investor Relations

22 W. Washington St.

Chicago, IL 60602

Use of Non-GAAP Measures

These Investor Questions and Answers reference non-GAAP financial measures, including but not limited to, adjusted operating income and free cash flow. These non-GAAP measures may not be comparable to similarly titled measures reported by other companies. Reconciliation of non-GAAP financial measures can be found on shareholders.morningstar.com by navigating to Filings & Stock Quote>Key Financials.

Morningstar Direct Platform

1.	What are the product categories that were reallocated within Direct Platform segment and approximate sizing using 2024 annual data? For instance, we see additional revenue of ~$85M in Morningstar Data and ~$57M in Morningstar Direct, respectively. What are their historical organic growth rates in the past 3 calendar years?

Please see Appendix C to our Q1 25 supplemental quarterly presentation for a summary and FAQ regarding 2025 updates to our Direct Platform key product area reporting. It can be found on shareholders.morningstar.com by navigating to Filings & Stock Quote>Key Financials.

We do not disclose historical growth rates beyond the key product area level but would note that both Direct Web Services and research distribution, which were added to Morningstar Data product area in the updated reporting, detracted from overall Morningstar Data growth in 2024 and for the first half of 2025, as discussed in prior responses. Morningstar Direct Reporting Solutions, now included in the Morningstar Direct product area, grew at a similar rate to Morningstar Direct in 2024 and for the first six months of 2025.

Morningstar Data

2.	What were the key drivers in sequential growth improvement in Morningstar Data product (from quarterly revenue of $100m in Q1 25 to $106m in Q2 25)? Can you expand upon the drivers YoY growth in Morningstar Data in Q2 25? Are these factors sustainable sales growth or one-time (such as reallocation from other product areas)? Was there any large deal or 1x item to call out this quarter, or was it more broad-based across customers and delivery methods?

In Q2 25, Morningstar Data revenue was $106.2 million, an increase of 12.6%, or 10.1% on an organic basis, compared to Q2 24 and an increase of 6.4% from Q1 25. The primary driver of the increase in revenue was managed products data. Higher revenue for exchange market data and Morningstar Essentials also contributed to the increase on both a year-over-year and sequential basis.

Q2 25 revenue included the impact of the signing of a large data contract (which included a catch-up component for prior months) as well as increased revenue related to updated client usage reporting for redistributor agreements, which can be a source of lumpiness in Morningstar Data revenue. Absent these items, reported growth for Q2 25 compared to the prior-year period was roughly 10%. The reclassification of data distribution revenue from Morningstar Direct to Morningstar Data did not have a significant impact on growth rates in Q2 25.

Morningstar Credit

3.	Could you please provide the sales dollar ($) breakdown of Morningstar Credit’s transactional revenue by type for the trailing 12 months ended 6/30/25, full year 2024 and full year 2023? (Please refer to April 5, 2023, response for the same format which disclosed this data for 2021 and 2022, and kindly provide a comparable table). It would be useful for shareholders to understand the composition of product mix (even directionally) in as much detail as possible (to the extent that there are no competitive reasons not to disclose the data). How much of the product mix on TTM Q2 25 basis is commercial mortgage-backed securities (CMBS) and how does it compare to the prior 2021 peak?

Morningstar Credit Transaction-Based New Issuance Revenue

	TTM - jun 25	FY 2024	FY 2023
Structured Finance	137.2	123.2	75.5
Fundamental Ratings	48.4	48.8	31.9
Total Transaction Revenue - New Issuance	185.6	172.0	107.4

% of Total Revenue	60%	59%	50%

Morningstar Credit Total Revenue	311.2	291.1	215.4

* amounts in $millions

As noted in the Morningstar Credit presentation at the 2025 Annual Shareholders’ Meeting, global CMBS new issuance and recurring revenue accounted for 19% of total Morningstar Credit revenue in 2024. While we don’t disclose detailed time series revenue at the asset class level beyond what we’ve provided above for structured finance and fundamental ratings, we would note that in 2021, CMBS new issuance and recurring ratings revenue accounted for a significantly larger share of Morningstar Credit revenue than in 2024.

4.	I believe that CMBS and ABS issuance was down more than 10% in Q2. However, Morningstar DBRS’s structured finance revenues were up +14% in Q2 25. Could you help me understand where this gap come from (share gains, mix shifts to high value issuance, or more private transactions that market statistics do not fully capture)?

Morningstar Credit structured finance ratings revenue increased 13.8% in Q2 25 compared to the prior-year period, reflecting increases in ratings-related revenue for asset-backed securities, residential mortgage-backed securities, and commercial mortgage-backed securities.

In reconciling Morningstar Credit’s results with what you observe in the public markets, you’re correct that Morningstar Credit’s structured finance revenues included the impact of private market asset-backed securities. In general, we find that issuers in certain subsectors of the asset-backed securities market where we’re active, such as data centers and aviation, tend to access the private markets for their financing needs, while issuers in other subsectors rotate between the public or private markets depending on market dynamics. In addition, our larger competitors have significant exposure to collateralized loan obligations (CLOs) in their asset-backed securities business and issuance in this sector tends to track the leveraged loan market, which was weak in Q2 25. We do not have significant exposure to CLO ratings.

5.	If private credit is roughly one-quarter of Morningstar Credit today, what was the private credit mix at TTM trough issuance volume and TTM prior peak around 2021?

Private credit ratings accounted for roughly a quarter of Morningstar Credit’s transaction-based revenue in 2024, an increase from 2021, when that level was slightly less than a fifth of transaction-based revenue. The percentage of transaction-based revenue related to private credit ratings fell in this range in both 2022 and 2023.

We’d note that market conditions have an impact on the mix of public and private credit ratings activity in any given period.

6.	How large was the impact from each of US private credit aviation and data center transactions? How has credit revenue from data center transactions grown in recent quarters and how much of segment revenue did it represent?

In our Q2 25 earnings release, we noted that increased credit ratings revenue from asset-backed, residential mortgage-backed, and commercial mortgage-backed securities was the primary driver of revenue growth for Morningstar Credit in Q2 25 compared to the prior-year period. In his Q2 25 CEO letter, Kunal shared the examples of private credit aviation and data center transactions to provide additional context on growth drivers, including those in areas where we’ve made recent investments. Both sectors represent growing parts of the business. For competitive reasons, we do not disclose revenue breakdowns by rating type beyond the detail on structured finance and fundamental ratings shared in our supplemental quarterly presentation, which can be found on shareholders.morningstar.com by navigating to Filings & Stock Quote>Key Financials.

7.	Did DealX inorganic contribution impact Structured Finance? If so, what was Structured Finance organic growth?

Morningstar Credit Analytics (formerly DealX) did not have an impact on Morningstar Credit’s structured finance ratings revenue.

Market Environment

8.	Given MORN’s Chief US Economists’ view of Fed cuts in the next 2.5 years, how would Morningstar Credit issuance volumes react under further rate cuts under that scenario given the current/underlying TTM mix of the business today? How would PitchBook sales growth trajectory change assuming interest rates continue to decline?

Morningstar Credit’s business is impacted by a number of factors, including interest rates, economic conditions, M&A activity, investor demand, and regulatory policy. Historically, in periods of easing Federal Reserve monetary policy, we’ve observed both increases in debt issuance and refinancing activity.

PitchBook’s performance is tied to private market activity, which is influenced by a range of macroeconomic factors, including the level of interest rates. In lower-rate environments, we’ve historically seen increased engagement especially from smaller corporates, particularly as capital becomes more accessible and deal flow accelerates. As we have noted in prior communications, softness in our corporate client segment has contributed to slower growth; however, our core institutional client base, whose priorities are more strategic and less rate-sensitive, has remained more resilient. Overall, we’d expect higher engagement across our client base if private market activity increased meaningfully.

PitchBook

9.	How many new PitchBook customers were added in H1 2025 gross and net? Was growth primarily driven by existing customers adding licenses or new customers?

As of June 30, 2025, PitchBook’s total client count was down slightly compared to year-end 2024, reflecting a modest net decrease in the first half of the year. We continued to add new clients during this period, but these additions were offset by churn, primarily in our corporate client segment. Corporates often have more limited use cases for private market data, research, and tools in periods of slower deal activity and can be more sensitive to budget constraints in uncertain macroeconomic environments.

PitchBook’s revenue growth in the first half of 2025 was primarily driven by existing clients expanding their license counts and price increases on existing accounts. We observed expansion of license counts particularly among larger customers in our core private equity, asset management, and commercial banking segments. We continue to see runway for seat growth within these large accounts, which are a key driver of our expansion activity.

10.	Where did PitchBook invest in Q2 25 compared to Q2 24 and Q1 25? How much of an impact did Lumonic have on Q2 25 operating costs?

In Q2 25, PitchBook’s operating costs increased 8.9% compared to Q2 24 and 2.1% compared to Q1 25, while revenue increased 9.8% and 1.7% respectively.

The increase in operating costs in Q2 25 compared to the prior-year period was driven by several factors:

-	Increased compensation expense reflecting annual merit increases and higher headcount, including the impact of the Lumonic acquisition. In addition, the forfeiture of stock in the terminated PitchBook management bonus plan following former PitchBook CEO John Gabbert’s departure resulted in lower compensation expense in Q2 24.

-	Higher professional fees driven by investments in Artificial Intelligence and machine learning.

-	Higher marketing spend, including for paid advertising and conferences and events.

Sequentially, the expense increase from Q1 25 to Q2 25 was primarily due to higher professional fees, and increased marketing spend, as discussed above. Conferences and events tend to see higher spending in Q2 and Q3.

11.	Why did growth slow for PitchBook in Q2? Why did growth in new PitchBook licenses added slow so much from prior quarters? Was the corporate client softness the main reason? When do you think that softness will mitigate? Outside of the headwinds noted for small corporate clients, what were the other core segments growing? How have competitive win-loss rates trended YTD?

In Q2 25, PitchBook’s revenue grew 9.8% on a reported basis and 9.6% on an organic basis compared to the prior-year period. Growth slowed relative to recent quarters, primarily due to declines in new corporate client acquisitions as well as macroeconomic conditions. Across all segments, we’ve seen more limited expansion opportunities as increased cost scrutiny has impacted growth. We also saw higher churn in our core client segments including commercial banks and limited partners as well as with smaller clients in private equity and venture capital. These trends also largely explain the licensed user growth rate, although we’d note that in recent quarters year-over-year licensed user growth partially reflected the migration of Leveraged Commentary & Data (LCD) clients to the PitchBook platform.

As of June 30, 2025, our existing corporate business had shown signs of stabilization, with net renewal rates down only slightly on a year-over-year basis. We expect corporate client weakness to persist until economic conditions improve, although we view the stabilization in our existing business as a positive sign.

We do not disclose growth rates for customer segments or competitive win-loss rates.

12.	Implied revenue per licensed user turned positive in the quarter for the first time since Q1 24. Was there any change in pricing strategy that drove this higher?

We have not implemented a change in our overall pricing strategy in the first half of 2025. PitchBook seeks price increases at renewal where appropriate, consistent with our historical approach, but there was no broad-based pricing action in Q2 25.

Implied revenue per licensed user can exhibit noise over shorter time periods, which can obscure the underlying trend. Variability can come from several sources, including:

•	Firmwide (enterprise) license structures – Clients with unlimited licenses can add users during the term of their contract without immediate cost increases, which increases licensed user counts and can temporarily put downward pressure on revenue per user. At renewal, licensed user lists are sometimes rationalized even when the overall client relationship expands, which can then drive implied revenue per user higher.

•	License maintenance activities – Ongoing user audits, deactivation of inactive accounts, and other list management can cause quarter-to-quarter fluctuations in licensed user counts and other list management can cause quarter-to-quarter fluctuations in licensed user counts.

•	Legacy LCD client transition – While largely completed in 2024, this process continued to have a modest impact on licensed user counts in early 2025.

•	Direct data – The PitchBook reportable segment includes a small but growing direct data product which does not impact licensed user counts.

When adjusting for the impact of legacy LCD accounts, direct data, and the mix effect from unlimited licenses, underlying revenue per licensed user has generally trended higher across 2024 and into H1 2025.

Morningstar Retirement

13.	Q2 25 revenues declined y/y, “primarily due to an isolated item in the prior-year period.” What and roughly how much was that “isolated item”? How much of a headwind is that to revenue growth and should investors think of this as a one-time impact or will it be recurring?

In Q2 24, Morningstar Retirement revenue was impacted by an isolated item related to unapplied customer receipts and the timing of revenue recognition associated with those receipts increased reported and organic revenue by approximately $2.0 million. Absent this item from the prior-year period, revenue would have increased by 3.5% in the second quarter of 2025. There were no other meaningful impacts in prior quarters.

Morningstar Indexes

14.	Why did revenues decline 1.3% y/y if asset value linked to Morningstar Indexes grew 6.5% y/y? Why did Indexes experience outflows and lower AUA for higher margin products in Q2 25? What are the key factors that would lead to resumption of growth in Indexes revenue?

The 1.3% decline in Morningstar Indexes organic revenue was due to lower investable product revenue, partially offset by growth in licensed data revenue. The decline in investable product revenue was related to outflows and lower assets under management (AUM) in certain higher margin products even as overall Morningstar Indexes AUM increased.

Key drivers of the outflows differed depending on the product but included both broader category trends as well as performance. For example, the VanEck Morningstar Wide Moat ETF (MOAT) underperformed its benchmark and category in 2024 and for the first six months of 2025; it was also in a category that experienced outflows during the trailing 12 month period. Invesco Senior Loan ETF (BKLN) and FlexShares Morningstar Global Upstream Natural Resources Index Fund (GUNR) were in categories that experienced outflows over the same period.

Please see a related question this month for more detail on where we see opportunities for growth.

15.	You have previously said that Morningstar Indexes’ asset-based revenue accounted for roughly 80% of total Morningstar Index revenue in 2022, while license-based revenue accounted for roughly 20% of total revenue. Could you please provide updated figures for 2023 and 2024? Are license-based revenues still growing faster than asset-based revenues? Do you expect this trend to continue over the coming years? What are the key factors that would lead to the resumption of growth in Indexes revenue?

In 2022, 2023, and 2024, investable product (asset-based) revenue consistently accounted for roughly three-quarters to 80% of overall Morningstar Indexes revenue, with license-based revenue, primarily licensed-data revenue, accounting for the remaining share.

In 2023, license-based revenue increased at a faster pace than investable product revenue, compared to the prior-year period, due in part to the impact of the 2022 acquisition of Leveraged Commentary & Data (LCD), which supported faster licensed data growth; in 2024, investable product revenue grew at a faster pace than license-based revenue, as AUM benefited from strong market performance. License-based revenue grew at a faster pace than asset-based revenue in H1 25, as addressed in a related response this month.

We remain focused on growth in both our investable and licensed data products. In our investable products business, we continue to leverage Morningstar research and analysis, including in public-private market convergence. We also see opportunities to continue to grow our licensed-data business especially in the equity beta, leveraged loan, and multi-asset investment categories.

Morningstar Wealth

16.	Can you quantify the key factors that drove adjusted operating income positive in Wealth? Was there anything one-off in the quarter that drove operating income higher?

Morningstar Wealth adjusted operating income improved from a loss of $2.2 million in Q2 24 to positive $3.0 million in Q2 25, as we made meaningful progress in our efforts to refocus the business on model portfolios offered on third-party platforms and our International Wealth Platform. The primary drivers of the improved profitability were increased reported revenue, primarily due to higher ad sales, and lower compensation costs due in part to reductions in headcount related to sale and transition of assets in our US Turnkey Asset Management Platform (TAMP) to AssetMark, and our planned sunsetting of Morningstar Office.

17.	Why did Morningstar Wealth grow less than AUA/AUM? Is this due to fee compression? Why did the implied fee rate decline in Q2 25? Is this all driven by the transition of TAMP to AssetMark?

Morningstar Wealth revenue grew 2.7% on a reported basis and 7.2% on an organic basis in Q2 25 compared to the prior-year period. Investment Management revenue, which includes Morningstar model portfolios and other asset-based products, declined 1.7% on a reported basis but grew 6.2% on an organic basis in Q2 25 compared to the prior-year period, excluding the impact of platform revenue associated with the US TAMP assets sold to AssetMark from the prior-year period, interim service fees received from AssetMark in the current period, and foreign currency impact. Investment Management AUMA increased to $66.8 million as of June 30, 2025, an increase of 13.0% compared to the prior-year period.

We observe discrepancies between growth in Investment Management AUMA and revenue for different reasons:

-	Revenue is calculated based on quarter-end, prior quarter-end, or average asset levels during each quarter, and these figures are often reported with a one-quarter lag for certain products. This timing discrepancy means that changes in AUMA do not immediately translate into revenue growth. Additionally, the structure of contracts and the timing of client asset reporting contribute to this lag.

-	Tiered fee structures result in lower fees on higher balances. Some products have fixed fees. AUMA growth included a significant increase in Asset Allocation Services AUMA, a relatively low fee product.

-	We have also observed fee pressure over time, but this was not the primary driver in the sequential or year-over-year trend.

Finally, when calculating implied fees, we’d also note that with the sale of US TAMP assets completed in December 2024, we no longer collect platform fees. As a result, you will observe a decline in the implied fees calculated from our reported revenue. (Organic revenue growth adjusts for this, as well as interim service fees collected from AssetMark.)

18.	Asset allocation services AUM grew 34% YoY in Q2, continuing a trend of high growth that began in 2024. Can you provide details on the drivers of this expansion?

The 34% growth in Asset Allocation Services AUMA as of June 30, 2025, compared to June 30, 2024, was largely due to growth in AUM in the Japan market. We’d note that Asset Allocation Services accounts for a very small share of total Investment Management revenue. Please see a related question dated May 7, 2025, for more detail on our Asset Allocation Services product.

Morningstar Sustainalytics

19.	Is the $4.9M of targeted reorganization costs a drag on adjusted operating income? Do you anticipate continued reorganization costs through the year, or has this initiative largely concluded?

The $4.9 million of targeted reorganization costs in Q2 25 did have a negative impact on adjusted operating income. We do not comment on future headcount plans.

Compensation and Benefits

20.	How does management appropriately balance growing free cash flow to shareholders with incentives to the employee base (with respect to year-end cash bonuses)?

We design our incentives for continued profitable growth and margin expansion.

In order to maintain an aggregate bonus pool amount that is appropriately aligned with profits, we monitor the “sharing ratio” expressed as a projected bonus payout as a percentage of AOI each quarter. The Compensation Committee has the discretion to limit the bonus if the sharing ratio is not aligned with expectations.

Consistent with the bonus plan for named executive officers detailed in our 2025 Proxy Statement, the bonus program is weighted 50% for revenue performance and 50% for adjusted operating income (AOI) performance.  The upside opportunity to our bonus program is 5% payout for every 1% increase in revenue above target, and 2.5% payout for every 1% increase in AOI above target.  So, in percentage (but not dollar) terms, we expect the bonus pool to grow faster than profit if the 100% target is reached.  Revenue and profit growth are required each year to reach the target bonus.

Cash Flows

21.	What are the trends in underlying operating cash flow excluding the cash tax payments in terms of free cash flow conversion?

Free cash flow conversion, calculated as free cash flow divided by consolidated adjusted operating income, decreased in H1 2025 by 31.1 percentage points from 74.6% to 43.5%. The two primary drivers of the decline were cash paid for bonus and income taxes, which increased by $39.6 million and $49.6 million, respectively, in H1 2025 compared to the comparable prior-year period. The higher bonus expense reflected strong company performance compared to targets. Please see related responses this month for more detail on our bonus program and the drivers of the increased cash payments for income taxes.

Margin and Expense Trends

22.	Please address the trend in the contribution of Corporate and All Other to consolidated operating income in Q2 25? Why did Corporate and All Other expenses rise so much? Should we expect this type of increase to continue? Was there anything seasonal or one-off that impacted this?

The impact of Corporate and All Other on consolidated operating income was negative $54.6 million in Q2 25, compared with negative $46.6 million in the prior-year period. Corporate and All Other includes unallocated corporate expenses as well as adjusted operating income (loss) from Morningstar Sustainalytics and Morningstar Indexes. As noted in our Q2 25 earnings release, we recorded $4.9 million of compensation costs related to a targeted reorganization in Morningstar Sustainalytics which was the largest driver of the increased negative contribution from Corporate and All Other to consolidated adjusted operating income. We’d also note that Morningstar Sustainalytics revenue declined by $1.9 million (6.5% on a reported basis and 9.8% on an organic basis) compared to Q2 24.

In Q2 25, unallocated corporate expenses increased 8.7% to $50.1 million compared to $46.1 million in the prior-year period driven by higher marketing costs from increased brand spend and higher technology costs. There were not any significant one-off items that impacted the trend.

As we’ve noted previously, unallocated corporate expenses include cost pools that we deem to be largely outside of the control or discretion of our segment leaders. Expenses in this bucket include finance, human resources, legal, and other management and shareholder-related costs that are not considered when segment performance is evaluated. We remain committed to driving efficiency and scale in our corporate and unallocated expenses and reducing these costs as a percentage of revenue over time.

Taxes

23.	Could you please share a table that breaks out cash tax impacts for H1 24 and H1 25? What drove the incremental cash payments and “catch up” in taxes in Q2 25? Please indicate what expectations are for Q3 and Q4 cash tax payments given cash taxes more than doubled YOY in H1 25 in particular.

The primary drivers of the higher cash taxes paid in H1 25 compared to H1 24 were catch-up installments for 2024 tax liabilities, which included the impact of strong financial performance in 2024 and taxes related to the gain on sale of the US TAMP assets, as well as estimated tax installments for H1 25, which reflected higher income before taxes in that period compared to the prior-year period.

Please see the table provided below for more detail.

Current Income Tax Receivable (Payable)

Balance as of 12/31/2023	Q1 Income Tax Payments	Q1 Current Tax Accruals	Balance as of 3/31/2024	Q2 Income Tax Payments	Q2 Current Tax Accruals	Balance as of 6/30/2024
$0.6	12.5	(29.4)	$(16.3)	31.6	(25.2)	$(9.9)

Balance as of 12/31/2024	Q1 Income Tax Payments	Q1 Current Tax Accruals	Balance as of 3/31/2025	Q2 Income Tax Payments	Q2 Current Tax Accruals	Balance as of 6/30/2025
$(18.1)	14.2	(33.4)	$(37.3)	79.5	(32.2)	$10.0

24.	What is management’s latest view on how One Big Beautiful Bill will impact Morningstar’s cash flows and business more broadly? What tax rate should we expect for the company going forward? In a prior Q&A (5/29/24) you stated you expected an effective rate between 27% and 29% before adjustment for discrete items, but the actual GAAP tax rate has been below that level every quarter since. Is the 27-29% range still valid?

As stated in our most recent 10-Q, we are currently assessing the potential impacts of the One Big Beautiful Bill (OBBB); however, an estimate of the impact of the OBBB on our consolidated financial statements cannot be made at this time. Each year, our effective tax rate tends to differ given discrete items (such as tax reform) that can have an impact on our overall rate. You are correct that we have historically indicated that we generally expect our effective tax rate before adjustment for discrete items to fall in a high 20% range and that is consistent with our current view. That said, it would not be unusual for our rate to be below or above the range from time to time. We don’t plan to provide additional forward-looking views on our effective tax rate, consistent with our broader approach to guidance.